                                                                     EXHIBIT 8.1


                    [LONG ALDRIDGE & NORMAN LLP LETTERHEAD]
                                ATTORNEYS AT LAW



                                 August 29, 2000



World Access, Inc.
Resurgens Plaza, Suite 2210
945 East Paces Ferry Road
Atlanta, Georgia 30326

         RE:  TAX OPINION

Ladies and Gentlemen:

         We have acted as counsel to World Access, Inc. ("World Access") in connection with (i) its purchase of shares of TelDaFax Aktiengesellschaft ("TelDaFax") pursuant to the Purchase and Transfer Agreement, dated as of June 14, 2000, as amended (the "Purchase Agreement"), by and among World Access, Inc., TelDaFax Aktiengesellschaft, Dr. Henning F. Klose, Apax Germany II L.P., Apax Funds Nominees Ltd. fur "B" Account, Apax Funds Nominees Ltd. fur "D" Account, AP Vermogensverwaltung Gesellschaft burgerlichen Rechts and A+M GmbH & Co Vermogensverwaltung KG, and the transactions contemplated thereby (the "TelDaFax Share Purchase"), (ii) the contribution by Netnet Telekommunications GmbH and NewTel Communications GmbH, each a subsidiary of World Access, of their respective assets and liabilities to TelDaFax in exchange for newly issued shares of TelDaFax (the "Contribution of Assets") pursuant to a Contribution/Exchange Agreement dated August 11, 2000 (the "Contribution/ Exchange Agreement") by and among TelDaFax, Netnet and NewTel, and (iii) its tender offer for all of the issued and outstanding shares of TelDaFax (the "Tender Offer") pursuant to the Proxy Statement/Prospectus (as defined below) and also documents required under German law (the "Tender Offer Documents").

         The terms and conditions of the TelDaFax Share Purchase, the Contribution of Assets and the Tender Offer are described in the Proxy Statement/Prospectus dated August 29, 2000 (the "Proxy Statement/Prospectus"), which forms a part of the Registration Statement on Form S-4 (Reg. No. 333-______), filed by World Access with the Securities and Exchange Commission (the "Registration Statement"). The TelDaFax Share Purchase, the Contribution of Assets and the Tender Offer are collectively referred to herein as the "TelDaFax transactions." The Purchase Agreement, Contribution/Exchange Agreement and Tender Offer Documents are collectively referred

                       303 PEACHTREE STREET - SUITE 5300
                             ATLANTA, GEORGIA 30308
                     404 527-4000 - FACSIMILE 404 527-4198

                            WASHINGTON, D.C. OFFICE
                   701 PENNSYLVANIA AVENUE, N.W. - SUITE 600
                             WASHINGTON, D.C. 20004
                     202 624-1200 - FACSIMILE 202 624-1298

World Access, Inc.
August 29, 2000
Page 2


to herein as the "TelDaFax Transaction Documents." The term "U.S. holders" used herein has the meaning ascribed to it in the Proxy Statement/Prospectus.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the information, factual statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the TelDaFax Transaction Documents, the Proxy Statement/Prospectus, the representations made to us by representatives of World Access in an officer's certificate dated the date hereof (the "tax certificate"), and such other documents as we have deemed necessary or appropriate. In our examination, we have assumed (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents and corporate records submitted to us as originals, the conformity to original documents of all documents and corporate records submitted to us as certified or photostatic copies, (ii) that the TelDaFax Share Purchase will be consummated in the manner described in the Purchase Agreement, (iii) that the Contribution of Assets will be consummated in the manner described in the Contribution/Exchange Agreement, and (iv) that the Tender Offer will be consummated in the manner described in the Tender Offer Documents.

         Our opinion is based upon our understanding that the information, factual statements, and representations set forth in the TelDaFax Transaction Documents, the Proxy Statement/Prospectus and the tax certificate are true and correct as of the date hereof and will be true and correct as of the dates on which the TelDaFax transactions are consummated. If the TelDaFax transactions described in the TelDaFax Transaction Documents and the Proxy Statement/Prospectus are not consummated in accordance with the terms of such documents or if all of the information, factual statements, representations or assumptions upon which we relied are not true and correct at all relevant times, our opinion might be adversely affected and may not be relied upon.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, proposed, temporary and final treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change in the authorities upon which our opinion is based could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, factual statement, representation or assumption stated or referred to herein which becomes untrue or incorrect.

World Access, Inc.
August 29, 2000
Page 3


         Subject to the assumptions set forth above, the representations made to us in the tax certificate, and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "Material U.S. federal income tax consequences of the TelDaFax transactions" (the "Discussion"), we are of the opinion that the Discussion describes the material U.S. federal income tax consequences of the TelDaFax transactions to U.S. holders under the U.S. federal income tax laws in effect as of the date of the Proxy Statement/Prospectus. We express no opinion as to whether the Discussion addresses all of the U.S. federal income tax consequences of the TelDaFax transactions to U.S. holders. Except as expressly set forth in the Proxy Statement/Prospectus with respect to the specific U.S. federal income tax consequences described under the Discussion, we express no opinion as to the U.S. federal, state, local, foreign, income or other tax consequences of the TelDaFax transactions to U.S. holders.

         In addition, we consent to the reference to Long Aldridge & Norman LLP in the Proxy Statement/Prospectus under the captions "Legal Matters" and "Material U.S. federal income tax consequences of the TelDaFax transactions" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

         This opinion is furnished to you solely for use in connection with the Proxy Statement/Prospectus and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written consent.

                                             Very truly yours,

                                             LONG ALDRIDGE & NORMAN LLP



                                             By:    /s/ Mark. S. Lange
                                                -------------------------------
                                                      Mark. S. Lange,
                                                      a Partner